Exhibit 1


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                  BRUSH CREEK MINING AND DEVELOPMENT CO., INC.









July 2, 1997



Mr. Robert Danial
124 East 40th Street
12th Floor
New York, New York 10016


Dear Robert:

         This is to confirm that you have agreed to vote any and all blocks of Brush Creek shares controlled by you or any of your affiliates in favor of the positions espoused by the current Board of Directors.

         Thank you for your continued support.

         Sincerely,
         /s/

         Jim Chapin
         CEO